Exhibit 99.1 NEWS RELEASE Contact: Lauren Dresnick, New Venture Communications Phone Number: 650-343-2735 Email: ldresnick@newventurecom.com

GLOBALSCAPE NAMED TO SAN ANTONIO EXPRESS-NEWS

TOP WORKPLACES 2010

SAN ANTONIO, Texas-October 18, 2010-GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced that it was chosen as one of the top 50 companies in San Antonio in this year's San Antonio Express-News Top Workplaces 2010.

The award honors companies with the best workplaces in the greater San Antonio area. The winners were chosen based on the results of online confidential surveys conducted by Workplace Dynamics, LLC, and completed by the companies' employees. The survey measured qualities such as company leadership, compensation and training, workplace flexibility, and diversity.

"We are honored to be recognized as one of the top places to work in San Antonio," said Jim Morris, president and CEO of GlobalSCAPE. "This is the second year in a row that we have received this sought after award. We believe it confirms again how much we value our employees and our ongoing commitment to sustaining a culture of excellence here at GlobalSCAPE."

GlobalSCAPE has been recognized multiple times this year for both its workplace and product excellence. The Express-News award follows recognition in June when Computerworld named GlobalSCAPE a 2010 "Best Places to Work in IT" honoree. In April, the company was selected as one of the "Best Places to Work" for 2010 by the San Antonio Business Journal. In March, the company was chosen as a winner of the 2010 "Product Innovation Awards for Managed File Transfer (MFT)" by Network Products Guide, the industry's leading information technology research and advisory guide.

GlobalSCAPE's solutions, including industry-leading Enhanced File Transfer Server™, Managed Information Xchange™, Mail Express™, Wide Area File Services (WAFS™), and the CuteFTP® product family, allow organizations to intelligently and securely exchange and manage sensitive information in motion and at rest across multiple locations with customers and business partners. These solutions ensure the highest levels of compliance with government data security and privacy regulations, along with corporate security policies and mandates.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a leading provider of secure information exchange solutions. Since the release of CuteFTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. Serving a customer base that spans more than 150 countries and includes the majority of Fortune 100 companies, GlobalSCAPE's primary focus is providing customers with intuitive and efficient managed file transfer (MFT) solutions while also ensuring end-to-end security. For more information, visit www.globalscape.com, Blog, or Twitter.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2009 calendar year, filed with the Securities and Exchange Commission on March 30, 2010.